Exhibit e(viii) under Form N-1A
                                             Exhibit 1 under Item 601/Reg. S-K



                              FIRST AMENDMENT TO
                                AGREEMENT FOR
                           ADMINISTRATIVE SERVICES


      This First Amendment to Agreement for Administrative Services (the "Amendment") dated this 16th day of November, 2001 is entered into by and between THE RIVERFRONT FUNDS (the "Trust"), on behalf of its series (individually referred to herein as a "Fund" and collectively as "Funds") and any classes of shares ("Classes") now existing or hereafter created, as identified on Exhibit 1 (as the same may be amended from time to time, each an "Investment Company"), and FEDERATED SERVICES COMPANY, on behalf of itself and its subsidiaries (the "Administrator").

      WHEREAS, the Trust and the Administrator are parties to an Agreement for Administrative Services dated as of February 1, 1999 (the "Agreement") under and pursuant to which, inter alia, the Administrator agrees to provide certain services to each Investment Company and/or Fund; and

      WHEREAS, each party wishes to amend the Agreement by extending the term of the Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees as follows:

1. Amendment to Article 11. Article 11 of the Agreement is hereby amended by extending the term of the Agreement to the earlier of (i) May 31, 2003 or (ii) the date on which the Funds (either as presently constituted or as they may then exist or be continued through any merger, acquisition, or other reorganization) cease to be a family of registered investment companies.

2. No Other Amendments. Except as expressly amended hereby, the Agreement shall continue in full force and effect.

3. Effective Date. This Amendment shall be and become effective on and as of the date first above-written.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first above written.



INVESTMENT COMPANIES                   FEDERATED SERVICES COMPANY:
(listed on Exhibit 1 of the Agreement):


By:  /s/ George Polatas                By:  /s. Peter J. Germain  _
Name:  George Polatas                  Name:  Peter J. Germain
Title:  Vice President                 Title:  Senior Vice President


THE RIVERFRONT FUNDS



By:  /s/ George Polatas
Name:  George Polatas
Title:  Vice President